Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Higher Sales and Earnings in the Second Quarter of Fiscal 2011

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 11, 2011, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported higher earnings for its 12-week fiscal second quarter ended December 14, 2010. Net earnings for the quarter increased 4.9% to $2,484,877 compared to $2,369,217 last year. Diluted earnings per share increased to $.49 per share, from $.46 per share last year. Sales increased 4.1% to $70,651,447 from $67,898,586 in last year’s second quarter.

For the first half of fiscal 2011, sales were $163,577,281 rising 4.3% from $156,880,688 for the first half of last year. Earnings decreased 1.7% to $5,266,156 from $5,356,882. Diluted earnings per share declined a penny to $1.02 from $1.03 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Total Big Boy sales increased 5.3%, as new store openings continued to push sales higher in the quarter. Same store sales at our Big Boy Restaurants decreased 1.1% in the second quarter, due in part to the impact of new stores opening near existing restaurants.”

Maier added, “Our Golden Corral restaurants posted a same store sales increase of 1.4% during the second quarter. The national marketing campaigns of Golden Corral continue to drive our sales gains.”

The increase in earnings for the quarter resulted from a lower effective income tax rate, which also added to net earnings for the first half of the year. Operating earnings were down throughout the first half of the year as a result of higher new store opening costs and increases in the cost of food sold.

The Company has opened four new Big Boy restaurants since the beginning of the fiscal year, including two in the second quarter. Frisch’s operates 95 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	December 14, 2010	December 15, 2009	December 14, 2010	December 15, 2009

Sales	$163,577	$156,881	$70,651	$67,899

Cost of sales
Food and paper	56,080	53,076	24,100	22,802
Payroll and related	54,382	52,485	23,617	22,781
Other operating costs	36,797	35,203	15,534	15,186

	147,259	140,764	63,251	60,769

Gross profit	16,318	16,117	7,400	7,130

Administrative and advertising	8,805	7,962	3,992	3,507
Franchise fees and other revenue	(696)	(688)	(296)	(296)

Operating profit	8,209	8,843	3,704	3,919
Interest expense	849	965	375	434

Earnings before income tax	7,360	7,878	3,329	3,485
Income taxes	2,134	2,521	844	1,116

NET EARNINGS	$5,226	$5,357	$2,485	$2,369

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.03	$1.05	$.49	$.46

Diluted net earnings per share	$1.02	$1.03	$.49	$.46

Diluted average shares outstanding	5,112	5,211	5,098	5,196

Depreciation included above	$8,287	$7,436	$3,725	$3,215

Opening expense included above	$916	$226	$368	$212

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	December 14, 2010 (unaudited)	June 1, 2010
Assets
Current assets
Cash and equivalents	$341	$647
Receivables	1,410	1,534
Inventories	5,994	5,959
Other current assets	3,407	2,249

	11,152	10,389

Property and equipment	171,108	168,699

Other assets
Goodwill & other intangible assets	1,277	1,459
Property held for sale and land investments	4,269	3,682
Deferred income taxes and other	4,245	5,024

	9,791	10,165

	$192,051	$189,253

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,323	$10,558
Accrued expenses	9,978	9,641
Other	8,706	8,342

	30,007	28,541

Long-term obligations
Long-term debt	22,140	23,795
Other long-term obligations	17,371	16,823

	39,511	40,618

Shareholders’ equity	122,533	120,094

	$192,051	$189,253